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Exhibit 99.1

News Release

CONTACT:

Deborah Beauchamp

PHONE:

(860) 665-5423

Kenneth R. Leibler Elected as NU Trustee

Chairman of the Boston Options Exchange

BERLIN, Connecticut, October 13, 2006 – The Board of Trustees of Northeast Utilities (NYSE-NU) announced today the election of Kenneth R. Leibler as a Trustee, effective November 1, 2006.

Leibler is the Chairman of the Boston Options Exchange and a former Chairman of the Boston Stock Exchange.  He previously served as President and Chief Executive Officer of Liberty Financial Companies and as President and Chief Operating Officer of the American Stock Exchange.  He also served as Vice Chairman of the Board of Directors of ISO New England, the independent system operator of New England’s bulk transmission system.

“We welcome Kenneth Leibler to our Board of Trustees,” said Charles W. Shivery, NU’s Chairman, President and Chief Executive Officer.  “His experience as a corporate leader and his involvement with the financial markets will provide invaluable insight as NU grows to meet New England’s energy needs.”

Leibler is a founding partner of the Boston Options Exchange and became its Chairman in April 2004.  Until the end of that year he also concurrently served as Chairman of the Boston Stock Exchange, a position he held since 2000.  Prior to that position he was the President of Liberty Financial Companies, Inc., where he oversaw a four-fold increase in assets under the firm’s management and where he led its transition to a publicly-traded company.

From 1975 to 1990, he served in various leadership roles within the American Stock Exchange.  In 1986 he was named President and Chief Operating Officer, and during the next four years he would oversee the stock exchange during a period of significant growth.

Northeast Utilities (NYSE: NU), a Fortune 500 energy company based in Connecticut, operates

New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and our subsidiaries, visit the

NU family of Web sites at www.nu.com.

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